Exhibit 10.1

PURCHASE AGREEMENT

BETWEEN

SCANNELL PROPERTIES #502, llc
AS SELLER

AND

CRYO-CELL INTERNATIONAL, INC.
AS PURCHASER

March 14, 2022

1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of March 14, 2022 (the “Effective Date”) by and among SCANNELL PROPERTIES #502, llc, an Indiana limited liability company (the “Seller”) and CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of certain property consisting of approximately 6.9246 acres of land located 857 S. Briggs Avenue, Durham County, Durham, North Carolina, as more specifically described on Exhibit A, attached hereto and incorporated herein by reference (the “Land”);

WHEREAS, Seller is constructing certain improvements upon the Land, including but not limited to an approximately 56,000 square foot building to be utilized by Purchaser as a distribution and warehouse facility (the “Building”) in accordance with plans and specifications set forth on Exhibit B which have been finally approved all relevant jurisdictions, attached hereto and incorporated herein by reference (the “Plans and Specifications”) and otherwise upon terms and conditions set forth in this Agreement (with the development of the Improvements in accordance with (i) the Plans and Specifications; and (ii) this Agreement, being referred to herein as the “Project”); and

WHEREAS, the Purchaser desires to purchase the Property (as defined herein) and the Seller desires to sell the Property, all upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Sale of Property. Seller agrees to sell, transfer and convey to Purchaser and Purchaser agrees to purchase from Seller, in accordance with the terms of this Agreement:
1.1.
the Land;
1.2.
the Building and any other buildings, improvements and fixtures located on the Land (collectively, the “Improvements”);
1.3.
All of Seller’s right, title and interest in and to any rights, privileges, easements and interests appurtenant to the Land and/or Improvements including, without limitation, all appurtenant easements for (i) access to and from any public road rights of way that provide access to and for the Land; and (ii) utilities and storm drainage to accommodate the proposed use of the Improvements;
1.4.
To the extent assignable, all warranties and guarantees covering the Improvements, if any (hereinafter referred to as the “Warranties and Guarantees”);
1.5.
All tangible personal property, if any, located on the Land and owned by Seller and used in the operation and/or maintenance of the Improvements (the “Personal Property”);
1.6.
To the extent assignable, all (i) preliminary, proposed and/or final Plans and Specifications (including any “as-built” plans and/or drawings and any plans for any tenant improvements; and (ii) surveys, grading plans, topographical maps, architectural and structural drawings and engineering, soils, seismic, geologic and architectural reports, studies and tests relating to the Premises (collectively, the “Records and Plans”);
1.7.
To the extent assignable, Seller’s interest in any and all contracts now or hereinafter relating to the operation or maintenance of the Premises which bind the Property after Closing, together with all of Seller’s rights and remedies thereunder and the benefits of all covenants and warranties contained therein (collectively, the “Contracts”); and
1.8.
To the extent assignable, Seller’s interest in any and all building permits, conditional use permits, environmental and/or natural resource permits, stormwater permits, approvals and licenses, certificates of compliance, other governmental or administrative permits, licenses agreements and rights relating to the construction of the Improvements or to the operation of the Project (collectively, the “Permits and Approvals”).

The property described in subparagraphs 1.1 through 1.3 hereof is hereinafter sometimes collectively referred to as the “Premises”. The property described in subparagraphs 1.1 through 1.8 hereof is hereinafter sometimes collectively referred to as the “Property”.

2.
Purchase Price and Earnest Money Deposit. The purchase price (“Purchase Price”) for the Property shall be Eleven Million Two Hundred Thousand Dollars ($11,200,000.00). The Purchase Price shall be paid at Closing (as defined hereinafter), subject to any prorations due to or from Purchaser per the terms of Section 3 below, by cashier’s check or by federal wire transfer of funds.

Within three (3) business days of full execution of this Agreement, Purchaser shall deliver an initial earnest money deposit of Two Hundred Thousand Dollars ($200,000.00) (the “Initial Deposit”) to First American Title Insurance Company (the “Title Company”) at 30 N. LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attn: Tricia Rogers, VP, to be held in escrow with the Title Company in accordance with this Agreement and deposited in an interest bearing account acceptable to the Purchaser. In addition, if Purchaser exercises its right to extend the Closing Date (as defined in Section 9.1), Purchaser shall deposit an additional sum of Fifty Thousand and No/100 Dollars ($50,000.00) with the Title Company for such Closing Extension (as defined in Section 9.2, below) (with any additional deposit being referred to as an “Additional Deposit”). The Initial Deposit and any Additional Deposit (if applicable) shall be collectively referred to herein as the “Earnest Money Deposit”. Twenty-Five Thousand Dollars ($25,000.00) of the Initial Deposit shall be immediately non-refundable upon the Effective Date, except as otherwise expressly provided in Sections 4, 14, 17.1 and/or 19.4 hereof. The remainder of the Initial Deposit in the amount One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the “Refundable Initial Deposit”) shall remain fully refundable until the Contingency Date (as defined hereinafter), or as otherwise provided in this Agreement. Any Additional Deposit shall be immediately non-refundable once made, except as otherwise expressly provided in Sections 4, 14, 17.1 and/or 19.4 hereof. If the Purchaser fails to exercise its rights to terminate this Agreement as and when contemplated in Section 8, below, then the Refundable Initial Deposit shall become non-refundable, except as otherwise expressly provided in Sections 4, 8.2, 11.1, 13, 14, 17.1 and/or 19.4 hereof. At Closing (as defined hereinafter), the Earnest Money Deposit shall be applied to the Purchase Price. Any interest earned on the Earnest Money Deposit shall, at Purchaser’s option be credited to Purchaser at Closing and applied to the Purchase Price or returned to Purchaser. The Earnest Money Deposit shall be held by the Title Company, in escrow, and disposed of only in accordance with the following provisions:

2.1.
If the Closing occurs, the Title Company shall deliver the Earnest Money Deposit to Seller on the Closing Date.

2.2.
If for any reason the Closing does not occur, the Title Company shall deliver the Earnest Money Deposit to Seller or Purchaser only upon receipt of a written demand therefor from such party, subject to the following provisions of this paragraph. If for any reason the Closing does not occur and either party makes a written demand upon the Title Company for payment of the Earnest Money Deposit, the Title Company shall give written notice to the other party of such demand. If the Title Company does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Title Company is hereby authorized to make such payment. If the Title Company does receive such written objection within such ten (10) business day period, the Title Company shall continue to hold the Earnest Money Deposit until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court.
2.3.
The parties acknowledge that the Title Company is acting solely at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and that the Title Company shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement. Seller and Purchaser shall jointly and severally indemnify and hold the Title Company harmless from and against all liabilities incurred in connection with the performance of the Title Company’s duties hereunder, except with respect to actions or omissions taken or made by the Title Company in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Company.
2.4.
Purchaser shall pay any income taxes on interest (if any) earned on the Earnest Money Deposit and shall provide a Form W-9 with its taxpayer identification number to the Title Company concurrently with the deposit of the Earnest Money Deposit.
2.5.
The Title Company has executed this Agreement in the place indicated on the signature page hereof solely to confirm that the Title Company will receive and shall hold the Earnest Money Deposit in escrow and shall disburse the Earnest Money Deposit pursuant to the provisions of this Section.
2.6.
The provisions of this Section shall survive the termination of this Agreement or the Closing (as applicable).
3.
Prorations and Adjustments. The following prorations and adjustments shall be made to the Purchase Price at Closing:
3.1.
Taxes. All ad valorem real estate taxes, payments-in-lieu of taxes and special assessments (“Taxes”) imposed on the Property for the year in which the Closing occurs or any prior year shall be prorated and adjusted to the Closing Date, based on the latest information available with respect to Taxes and shall be added or deducted from the Purchase Price as appropriate and shall be subject to readjustment between the parties when the actual amount of Taxes payable in the calendar year in which the Closing occurs or prior years is known.
3.2.
Utilities. All utility service to the Premises shall be prorated and adjusted to the Closing Date, based on the latest information available with respect to such utilities and shall be added or deducted from the Purchase Price as appropriate.
3.3.
Expenses. The Seller shall be responsible to pay for (i) all expenses in connection with the payment of any liens and recording costs to release any monetary liens encumbering the Premises; (ii) Seller’s attorneys’ fees; (iii) any transfer taxes applicable to this transaction; (iv) the premium payable for Purchaser’s Title Policy (as defined in Section 11.1(b), below); and (v) such other expenses provided to be paid by Seller herein. Purchaser shall be responsible to pay for (i) Purchaser’s attorneys’ fees; (ii) the costs of the Survey (as defined in Section 8.1(b) below); (iii) Purchaser’s tests and inspections; (iv) the cost of the Phase I (as defined in Section 8.1(c), below); (v) the cost of the Zoning Report (as defined in Section 8.1(d), below); (vi) the cost of any endorsements to Purchaser’s Title Policy that are not otherwise required to be paid for by Seller under this Agreement and the cost of any lender’s policy of title insurance (if applicable), and (vii) such other expenses provided to be paid by Purchaser herein. Purchaser and Seller shall otherwise split all of the customary escrow, search and exam or closing fees charged by the Title Company.
3.4.
Survival. The terms of this Section 3 shall survive the Closing.
4.
Representations, Warranties and Covenants of Seller. The Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date that:
4.1.
The Seller has full and lawful right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.
4.2.
The execution of this Agreement and all documents and instruments executed pursuant to this Agreement by the Seller, the delivery thereof to Purchaser, the Seller’s performance hereof and the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and do not conflict with or result in a violation of any judgment, order or decree of any court or proceeding to which the Seller is a party and all such documents are valid and binding obligations of the Seller and are enforceable in accordance with their terms.
4.3.
The Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of the Property or all, or substantially all, of Seller’s other assets, (iv) suffered the attachment or other judicial seizure of any of the Property or all, or substantially all, of the Seller’s other assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.4.
The Seller is duly organized and validly existing under the laws of the state of Indiana.
4.5.
There is no pending or, to Seller’s actual knowledge, threatened condemnation of the Premises or any part thereof.
4.6.
There are no leases or occupancy agreements (or any amendments or supplements thereto) encumbering, or in force with respect to, the Property except as otherwise disclosed in the Documents (as defined hereinafter) and no security deposits are held by or on behalf of the Seller.
4.7.
The Seller has not received any written notice from any person or governmental authority that all or any portion of the Property is in violation of any applicable order, building codes or any applicable environmental law (relating to clean-up or abatement), zoning law or land use law, or any other applicable local, state or federal law or regulation relating to the Property and to Seller’s knowledge no such violations exist.
4.8.
Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any of the Property, nor has Seller entered into any lease, license or other occupancy agreement for the Property or any portion thereof, except as necessary for the completion of the Improvements.

4.9.
The Property is not in violation of those certain Declaration of Easements, Covenants and Restrictions for Regional Commerce Center, dated June 26, 2019, and recorded July 12, 2019, at Book 8700, Page 477 (Instrument No. 2019023955), as amended by that certain First Amendment to Declaration of Easements, Covenants and Restrictions for Regional Commerce Center, dated September 12, 2019, and recorded September 20, 2019, at Book 8755, Page 576 (Instrument No. 2019034204) (the “First Amendment”), and as further amended by that certain Second Amendment to Declaration of Easements, Covenants and Restrictions for Regional Commerce Center, dated January 31, 2020, and recorded January 31, 2020, at Book 8861, Page 827 (Instrument No. 2020004105) (the “Second Amendment”), and as further amended by that certain Third Amendment to Declaration of Easements, Covenants and Restrictions for Regional Commerce Center, dated August 12, 2020, and recorded August 12, 2020, at Book 9033, Page 948 (Instrument No. 2020032746) (the “Third Amendment”), and as further amended by that certain Fourth Amendment to Declaration of Easements, Covenants and Restrictions for Regional Commerce Center, dated October 13, 2021, and recorded October 21, 2021, at Book 9503, Page 401 (Instrument No. 2021053940) (the “Fourth Amendment”, and together with the First Amendment, the Second Amendment, and the Third Amendment, collectively hereinafter referred to as the “REAs”), in the Register of Deeds for Durham County, North Carolina (the “Land Records”). All requisite architectural and other approvals required under the REAs for the construction of the Improvements have been obtained (the “REA Approvals”). The annual estimated regular assessments under the REAs are $42,515.00 for 2022, subject to reconciliation in accordance with the REAs, and there are no special assessments planned. Upon receipt of Purchaser’s plan for its intended modifications to the Improvements and the Property, Seller shall exercise commercially reasonable efforts to cause the review and approval of Purchaser’s plans pursuant to the REAs and cause a plan approval letter to be issued pursuant to the terms of the REA(the “ARB Approval Letter”).
4.10.
The Improvements constructed as of the Effective Date have been constructed materially in compliance with the Plans and Specifications.
4.11.
Neither Seller nor any person or entity owning an interest in Seller is a person or entity with whom U.S. persons are restricted from doing business under regulation of the Office of Foreign Assets Control of the Department of Treasury (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other governmental action.

The Seller’s representations and warranties contained herein shall survive the Closing and the delivery of the Deed (as defined hereinafter) for a period of twelve (12) months.

To the extent that Purchaser obtains actual knowledge prior to the expiration of the Contingency Period that Seller’s representations and warranties set forth in this Section were inaccurate, untrue or incorrect in any way as of the Effective Date, (i) Purchaser shall provide Seller written notice thereof within five (5) business days after Purchaser obtains such knowledge; and (ii) such representations and warranties shall be deemed modified for all purposes of this Agreement to reflect the accurate, true or correct state of facts known to Purchaser, and Seller shall have no liability hereunder for such inaccurate, untrue or incorrect representation or warranty.

If, after the expiration of the Contingency Period but prior to the Closing, Purchaser obtains actual knowledge that any of Seller’s representations and warranties set forth in this Section were untrue, inaccurate or incorrect in any material respect as of the Effective Date, Purchaser shall give Seller written notice thereof within fifteen (15) business days of obtaining such knowledge (but, in any event, prior to the Closing). Purchaser, as its sole remedy, shall have the following rights: (i) if any of Seller’s representations or warranties set forth in this Section were untrue, inaccurate or incorrect in any material respect as of the Effective Date, then Purchaser may elect either (A) to waive such misrepresentations and consummate the

Closing without any reduction of or credit against the Purchase Price and without any liability of Seller hereunder for such inaccurate, untrue or incorrect representation or warranty, or (B) to terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event, (w) the Title Company shall refund the Earnest Money Deposit to Purchaser; (x) Seller shall reimburse Purchaser for its reasonable out of pocket expenses incurred negotiating this Agreement and pursuing the Property in a total aggregate amount to not exceed One Hundred Fifty Thousand Dollars ($150,000) as demonstrated by invoices and other reasonable documentation evidencing costs incurred; and (z) thereafter Seller and Purchaser shall not have any further liabilities hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement.

If any of Seller’s representations and warranties set forth in this Section were untrue, inaccurate or incorrect on the Effective Date but were not untrue, inaccurate or incorrect in any material respect, Purchaser shall be deemed to waive such misrepresentation or breach of warranty, and Purchaser shall be required to consummate the Closing without any reduction of or credit against the Purchase Price and without any liability of Seller hereunder for any such inaccurate, untrue or incorrect representation or warranty. The untruth, inaccuracy or incorrectness of Seller’s representations and warranties under this Section shall be deemed “material” for purposes of this Agreement only if Purchaser’s damages resulting from such untruth, inaccuracy or incorrectness are reasonably estimated to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate. Seller’s representations and warranties under this Section shall be remade by Seller as of the Closing Date; provided, however, such representations and warranties shall be modified to reflect Purchaser’s actual knowledge with respect to any such representation and warranty. Without limiting the foregoing, Purchaser may not bring any action against Seller for a breach of any representation, warranty, indemnity or covenant of Seller contained in this Agreement or in any agreement delivered by Seller to Purchaser at Closing unless and until the aggregate amount of all liability and losses arising out of any such breach exceeds Twenty-Five Thousand Dollars ($25,000.00), it being Seller's desire to curtail any frivolous lawsuits. In addition, in no event will Seller's liability for all such breaches exceed, in the aggregate, Seven Hundred Fifty Thousand Dollars ($750,000.00).

Except as expressly set forth herein, the Seller makes no warranty or representations whatsoever, express or implied, regarding the condition, or the fitness for any particular purpose or use, of the Property purchased and sold hereunder. Except as expressly contemplated herein or in any closing documents delivered by Seller pursuant to this Agreement, (a) Purchaser acknowledges and agrees it is purchasing the Property “AS IS, WHERE IS AND WITH ALL FAULTS,” and (b) Purchaser for itself and to the extent permitted by law for its successors and assigns hereby waives, releases and discharges Seller from any and all claims, demands, liabilities, damages, obligations, fines, penalties, costs and expenses, including (without limitation) reasonable attorneys’ fees and disbursements (collectively, the “Liabilities”), and covenants not to sue Seller for any Liabilities caused by, arising out of, or related to the condition of the Property. Notwithstanding anything contained herein to the contrary, the provisions of this paragraph shall survive Closing indefinitely.

Upon Closing, Purchaser shall assume the risk that all conditions relative to the Property may not have been revealed by Purchaser’s investigations. The release and waiver of claims set forth below shall be referred to as the “Release.” Purchaser, on its own behalf and on behalf of its members, managers, successors and assigns and their respective members, managers, partners, officers, directors, employees, parents, affiliates and subsidiaries, and their respective successors and assigns (collectively, “Waiver Parties”) releases Seller and its members, managers, officers, directors, employees, attorneys and representatives and their respective successors and assigns (collectively, the “Released Parties”) from and waives any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to the condition of the Property, including, any and all actual, threatened or potential claims, claims for contribution under any law relating to Hazardous Materials, suits, proceedings, actions, causes of action, demands, liabilities, losses, obligations, orders, requirements or restrictions, liens, penalties, fines, charges, debts, damages, costs, and expenses of every kind and nature, whether now known or unknown, whether foreseeable or unforeseeable, whether under any foreign, federal, state or local law (both statutory and non-statutory), and, whether asserted or demanded by a third party against any of the Waiver Parties or incurred directly or indirectly by any of the Waiver Parties themselves, that any of the Waiver Parties may now or hereafter have against any of the Released Parties (collectively, “Claims”), and that arise in connection with or in any way are related to (i) the physical condition of the Property, the financial condition of the Property, the value of the Property or its suitability for Purchaser’s use, the ownership, management or operation of the Property, or the accuracy or completeness of any information reviewed by Purchaser in connection with its investigations of the Property and which may have been relied upon by Purchaser in deciding to purchase the Property, (ii) any handling of any Hazardous Materials at, beneath, to, from, or about the Property, (iii) any compliance or non-compliance with environmental laws regarding any Hazardous Materials or any handling related thereto at, beneath, to, from, or about the Property, (iv) any acts, omissions, services or other conduct related to any of the foregoing items “(i)” through “(iii),” inclusive, and/or (v) any condition, activity, or other matter respecting the Property that is not addressed by any of the foregoing items “(i)” through “(iv),” inclusive, and that is related to pollution or protection of the environment, natural resources, or public health. Purchaser acknowledges that any condition of the Property which Purchaser discovers or desires to correct or improve prior to or after the Closing Date shall be at Purchaser’s sole expense. Notwithstanding anything contained herein to the contrary, the provisions of this paragraph shall survive Closing indefinitely.

As used in this Agreement, the term “Hazardous Materials” shall mean, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste”, “hazardous substance,” or “hazardous material” under the laws or regulations of the State of North Carolina, (ii) petroleum, (iii) asbestos, (iv) designated as a hazardous waste pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (v) defined as hazardous waste pursuant to Section 1004 of the Federal Resource Conservation Recovery Act (42 U.S.C. § 1601 et seq.) (42 U.S.C. § 6903), (vi) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response Compensation Liability Act (42 U.S.C. § 9601 et seq.), (vii) anything listed by the State of North Carolina as a chemical known by the State to cause cancer or reproductive toxicity, and (viii) any material the presence of which would require mitigation or remediation pursuant to the guidelines set forth by the State of North Carolina.

5.
Representations, Warranties and Covenants of Purchaser. The Purchaser hereby represents and warrants to the Seller as of the Effective Date and as of the Closing Date that:
5.1.
Purchaser has full and lawful right and authority to execute and deliver this Agreement.
5.2.
The execution of this Agreement and all documents and instruments executed pursuant to this Agreement by Purchaser, the delivery thereof to Seller, Purchaser’s performance hereof and the transactions contemplated hereby have been or will be duly authorized by all requisite action on the part of Purchaser and do not conflict with or result in a violation of any judgment, order or decree of any court or proceeding to which Purchaser is a party and all such documents are valid and binding obligations of Purchaser and are enforceable in accordance with their terms.
5.3.
The Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of

Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of the Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
5.4.
The Purchaser is duly organized and validly existing under the laws of its state of formation. The Purchaser further represents and warrants that this Agreement and all documents executed by Purchaser that are to be delivered to Seller at the Closing: (i) are, or at the time of such Closing will be, duly authorized, executed and delivered by Purchaser, (ii) do not, and at the time of the Closing will not, violate any provision of any agreement or order to which the Purchaser is a party or to which the Purchaser is subject, and (iii) constitute (or in the case of documents executed by Purchaser that are to be delivered to Seller will constitute) a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.
5.5.
The sources of funds for payment by Purchaser of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the USA Patriot Act). Neither Purchaser nor any person or entity owning an interest in Purchaser is a person or entity with whom U.S. persons are restricted from doing business under regulation of the Office of Foreign Assets Control of the Department of Treasury (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other governmental action.

The Purchaser’s representations and warranties contained herein shall survive the Closing and the delivery of the Deed for a period of twelve (12) months.

6.
Items to be Delivered to Purchaser. Within three (3) days after the Effective Date, Seller shall deliver to Purchaser the documents with respect to the Property listed on Exhibit C attached hereto and incorporated herein (collectively, the “Documents”), to the extent that such Documents exist and are in Seller’s possession and control.
7.
Due Diligence Investigation of the Property. From and after the Effective Date, the Seller grants to Purchaser and its agents and representatives the full right of access to the Property, and Purchaser may, through its agents and representatives, conduct a complete physical inspection of the Property including, without limitation, environmental and hazardous waste and substance investigations (provided Purchaser shall obtain the Seller’s prior written approval prior to performing any soil sampling, boring tests or other invasive testing), and such other engineering and mechanical inspections and investigations as Purchaser may reasonably require, including, without limitation, inspections to confirm that the construction of the Improvements is being completed in the manner contemplated pursuant to Section 19 below. Prior to entering onto the Property, Purchaser shall deliver or cause to be delivered commercial general liability insurance certificates in commercially reasonable amounts of no less than $1,000,000 for personal injury and property damage, naming Seller as an additional insured party. Purchaser shall indemnify, defend and hold the Seller harmless against any mechanic’s liens or other claims, costs, liabilities or expenses (including attorneys’ fees) against the Property or the Seller’s ownership therein resulting from Purchaser’s entry upon the Property or from Purchaser’s inspection, surveying, test borings or other work performed by or through Purchaser and Purchaser shall restore the Property to substantially the same condition as it existed prior to such investigations, provided, however, Purchaser shall not be obligated to defend or otherwise indemnify Seller, nor to repair any damage attributable in whole or part to any one or more of the following: (i) the mere discovery of hazardous materials on the Property; (ii) any pre-existing latent defect in the Property; or (iii) the acts or omissions of Seller. Purchaser’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or Closing. All of Purchaser’s tests, inspections and examinations of the Property shall be conducted during regular business hours and conducted in a manner that will not unreasonably interfere with or disturb the work of any persons performing work at the Property, including, without limitation, the completion of the Improvements pursuant to Section 19 below.
8.
Purchaser’s Contingency Period.
8.1.
Purchaser’s Notice. Purchaser’s obligation to consummate the purchase provided for herein shall be subject to the Purchaser’s satisfaction, in its sole and absolute discretion, of all aspects of the Property on or before the date that is Forty-Five (45) days following the Effective Date (the “Contingency Date”). The period from the Effective Date to the Contingency Date will be referred to herein as the “Contingency Period.” Purchaser shall, on or before 5:00 p.m. EST Time on the Contingency Date, provide Seller with written notice (“Purchaser’s Notice”) of Purchaser’s approval or disapproval of the Property, which may be approved or disapproved in Purchaser’s sole discretion for any reason or no reason whatsoever. If Purchaser fails to provide a Purchaser’s Notice on or before the Contingency Date, then Purchaser will be deemed to have satisfied itself as to the Property and this Agreement shall remain in full force and effect. If the Purchaser’s Notice terminates this Agreement, then the parties shall have no further rights or obligations hereunder with respect to the terminated Agreement, except for any rights or obligations which, according to their terms, survive any such termination of this Agreement. Without limitation on the Purchaser’s right to determine whether it is satisfied with the Property in all respects, in its sole and absolute discretion, the parties hereto acknowledge that the following conditions will need to be satisfied, in Purchaser’s sole and absolute discretion, on or prior to the Contingency Date:
(a)
Title. Seller, at its sole cost and expense and within ten (10) business days after the Effective Date, shall have provided to Purchaser a title insurance commitment (the “Title Commitment”) for an owner’s title insurance policy to be issued to Purchaser from the Title Company in the amount of the Purchase Price and Purchaser shall have satisfied itself as to the condition of title to the Property pursuant to the provisions of Section 8.2, below.
(b)
Survey. Purchaser, at its sole cost and expense, shall have received an “as-built” survey of the Premises certified to Purchaser prepared in accordance with the 2021 minimum applicable requirements for ALTA/ACSM land title surveys, including the following: (i) all existing improvements, easements, rights of way and matters to be shown in Schedule B of the Title Policy, and (ii) no current or proposed encroachments (“Survey”).
(c)
Phase I Environmental Site Assessment Report. Purchaser, at its cost and expense, shall have received a Phase I environmental site assessment (herein a “Phase I”) satisfactory to Purchaser, in its sole and absolute discretion, prepared by an environmental consultant approved by Purchaser in accordance with ASTM Standard E 1527-05 (or such other standard as may be approved by Purchaser) (including findings, conclusions and consultant’s recommendations).
(d)
Zoning Report. Purchaser, at its sole cost and expense, shall have received a zoning report (“Zoning Report”) satisfactory to Purchaser, in its sole and absolute discretion, prepared by a consultant approved by Purchaser confirming the zoning for the Property.
(e)
Records and Plans. Purchaser shall have received the Records and Plans, all of which shall be satisfactory to Purchaser in its sole and absolute discretion.
8.2.
Title. If the Title Commitment reflects any title exceptions or requirements which are unacceptable to Purchaser, Purchaser shall, not later than the Contingency Date, provide written notice

(the “Title Objection Notice”) to Seller of such unacceptable exceptions and requirements, which may also include any objections to matters shown on the Survey. Seller shall have five (5) business days following Seller’s receipt of any such Title Objection Notice to notify Purchaser, in writing, whether or not Seller agrees to cure such matters objected to by Purchaser (in a manner reasonably acceptable to Purchaser), the foregoing election by Seller being in Seller’s sole and absolute discretion (“Response Notice”). If Seller elects to cure any such matters, Seller shall use commercially reasonable efforts to cure such objections, in a manner reasonably acceptable to Purchaser, at Seller’s expense prior to the Closing Date. If Seller elects to cure any such matters and fails to do so by the Closing Date, then Purchaser, as its sole and exclusive remedy may, elect to terminate this Agreement. If Purchaser elects to terminate this Agreement, then Title Company shall disburse the Refundable Initial Deposit to Purchaser, and the parties shall have no further rights or obligations hereunder except for any rights or obligations which according to their terms survive the termination of this Agreement. If Seller fails to timely deliver to Purchaser the Response Notice, it shall be conclusively deemed that Seller has elected not to cure any of those matters of which Purchaser has disapproved. If Seller advises Purchaser in its Response Notice that it will not agree to remove some or all of the disapproved matters or does not provide a Response Notice, then Purchaser shall have until five (5) business days after receipt of the Response Notice or the date such Response Notice should have been provided hereunder, if not provided by Seller, to advise Seller, in writing, whether Purchaser elects to waive such disapprovals and proceed with the purchase of the Property without any reduction in the Purchase Price or to terminate this Agreement. If Purchaser elects to terminate this Agreement, then Title Company shall disburse the Refundable Initial Deposit to Purchaser, and the parties shall have no further rights or obligations hereunder except for any rights or obligations which according to their terms survive the termination of this Agreement. Any title exceptions not objected to by Purchaser in the Title Objection Notice or which are waived by Purchaser as provided herein are hereinafter referred to as the “Permitted Exceptions.” Purchaser shall have the right to obtain an updated Title Commitment and/or Survey at any time or times, and Purchaser shall have the foregoing rights to make a Title Objection Notice as to any new matters disclosed and the same procedures and rights shall apply as to such new matters. Notwithstanding the foregoing, on or before Closing, Seller shall cause, at its sole cost, any and all liens, mortgages, security interests, deeds of trust and other financing encumbrances affecting the Seller’s estate in the Property executed by Seller, to be satisfied and released at Closing and no such liens, mortgages, security interests, deeds of trust and other financing encumbrances affecting the Property shall be deemed a Permitted Exception.
9.
Closing.
9.1.
Place and Closing Date. The closing of the purchase and sale of the Property (“Closing”) shall take place through escrow of documents and the wire transfer of the Purchase Price to the Title Company and shall occur on the date that is mutually acceptable to Purchaser and Seller that is within thirty (30) days of the later of: (i) the Contingency Date; or (ii) the Substantial Completion Date (as defined hereinafter) (with the date of Closing being referred to herein as the “Closing Date”).
9.2.
Extension of Closing Date. Purchaser shall have a unilateral right to extend the Closing Date for up to thirty (30) days (a “Closing Extension”), by providing written notice to Seller at any time three (3) business days prior to the originally scheduled Closing Date, and making the Additional Deposit with Title company within three (3) business days after Purchaser’s exercise of the Closing Extension.
9.3.
Possession. At Closing, Seller shall deliver possession of the Property to Purchaser free and clear of all leases, tenants, or tenancies of any person or entity, other the Permitted Exceptions.
10.
Closing Obligations.

10.1.
Seller’s Obligations at Closing. At Closing, Seller shall, in addition to any other obligations of Seller as set forth in this Agreement, deliver or cause to be delivered to Purchaser, the following items, all of which shall be duly executed and acknowledged, where appropriate:
(a)
Deed. A deed (the “Deed”) in the form attached hereto as Exhibit D conveying good and indefeasible fee simple title to the Premises to Purchaser subject only to the Permitted Exceptions.
(b)
Bill of Sale. A counterpart of a bill of sale conveying title to the Personal Property to Purchaser in the form attached hereto as Exhibit E.
(c)
Assignment of Warranties. An assignment of the Warranties and Guarantees in the form attached hereto as Exhibit F together with any applicable written acknowledgements and consents.
(d)
Seller’s Affidavit. A Seller’s Affidavit in favor of the Title Company and in form customarily used by the Title Company to permit Purchaser to obtain an owner’s policy of title insurance without the standard preprinted exceptions, including without limitation deletion of any mechanics’ or materialmen’s lien and tenant exceptions.
(e)
Non‑Foreign Seller Affidavit. An affidavit of Seller in form and substance satisfactory to Purchaser setting forth Seller’s United States taxpayer identification number and certifying that Seller is not a foreign person as that term is used and defined in Section 1445 of the United States Internal Revenue Code.
(f)
Records and Plans. Original versions of the Records and Plans, to the extent that such originals are within the Seller’s possession or control or, if not, then copies of the Records and Plans certified by the Seller as being true, accurate and complete.
(g)
Assignment of the Contracts, Records and Plans and Permits and Approvals. An assignment of the assignable Contracts, Records and Plans and Permits and Approvals in a form reasonably acceptable to Purchaser and Seller.
(h)
Releases. Written release or pay-off letters of any liens security interests, UCC financing statements, mortgages or deed of trust, mechanic’s liens or other monetary encumbrances affecting the Seller’s interest in the Property.
(i)
Punchlist and Construction and Construction Work. Execution by Seller of a side letter in the form attached hereto as Exhibit G confirming Seller’s obligations to complete the Punchlist Items (as defined in Section 19.5, below) (the “Punchlist Letter”). A portion of the Purchase Price payable at Closing, in an amount equal to the Punchlist and Construction Escrow Amount (as defined below), will be deposited in escrow with the Title Company to be held and disbursed to Purchaser subject to and in accordance with the terms of the Punchlist and Construction Escrow Agreement in the form attached hereto as Exhibit H (the “Punchlist and Construction Escrow Agreement”). Prior to the Closing Date, the Seller will provide Purchaser with a statement from Seller’s general contractor, indicating the anticipated cost that remains due to complete the Punchlist Items (the “Completion Cost Estimate”). As used herein, the term “Punchlist and Construction Escrow Amount” will mean and refer to 1.25 times the Completion Cost Estimate. Seller shall complete all Punchlist Items until accepted by Purchaser.
(j)
Certificate of Compliance. A Certificate of Compliance (as defined in Section

19.5, below) for the Building.
(k)
Authority Documents. Authority documents from Seller indicating the sale of the Property is an approved transaction and naming the authorized officers who may execute the applicable documents required to consummate the transaction.
(l)
Estoppels for REAs. Estoppel certificates addressed to Purchaser and its lender concerning the REAs, the final form of which shall be reasonably agreed upon by parties prior to the Contingency Date.
(m)
General Contractor Warranty. A signed and acknowledged from the general contractor that has constructed the Improvements in the form attached hereto as Exhibit I.
(n)
Miscellaneous. Any other documents reasonably required by this Agreement or the Title Company to be delivered by Seller or necessary to implement and effectuate the Closing hereunder, including, without limitation, a settlement or Closing statement prepared by the Title Company (the “Settlement Statement”) and other documents, consents and approvals from Seller, satisfactory to Purchaser.
10.2.
Purchaser’s Obligations at Closing. At Closing, Purchaser shall, in addition to any other obligations of Purchaser as set forth in this Agreement, deliver or cause to be delivered to Seller, the following items, all of which shall be duly executed and acknowledged in recordable form, where appropriate:
(a)
Purchase Price. The balance of the Purchase Price to Seller by cashier’s check or by federal wire transfer (subject to adjustment and proration as hereinbefore provided) and subject to the funding of the required escrows under the Punchlist and Construction Escrow Agreement, if applicable).
(b)
Bill of Sale. A counterpart of a bill of sale conveying title to the Personal Property to Purchaser in the form attached hereto as Exhibit E.
(c)
Miscellaneous. Any other documents required by this Agreement or the Title Company to be delivered by Purchaser or necessary to implement and effectuate the Closing hereunder, including, without limitation, the Settlement Statement and other documents, consents and approvals from Purchaser satisfactory to Seller.
11.
Completion and Closing Conditions.
11.1.
Conditions Precedent to Purchaser’s Obligations. Unless all of the following conditions are timely satisfied (or waived by Purchaser in its sole discretion), then a condition precedent to Purchaser’s obligations under this Agreement to consummate Closing on the Property shall have failed and Purchaser’s obligation to acquire the Property shall terminate without either party having any further rights or obligations hereunder except those relating to a Seller default or which by their respective terms survive the termination of this Agreement.
(a)
Seller’s Delivery of Closing Documents. Each of the documents required to be delivered by Seller pursuant to Section 10.1 shall have been timely delivered as provided therein.
(b)
Delivery of Title Policy. At the Closing, the Title Company shall be prepared to issue to Purchaser an ALTA owner’s policy of title insurance (the “Title Policy”), insuring

Purchaser’s fee simple title in the Premises in the amount of the Purchase Price without exception for any mechanic’s liens, subject only to the Permitted Exceptions.
(c)
Substantial Completion. The Improvement are Substantially Complete (as defined hereinafter) in the manner required under Section 19.
(d)
Seller Covenants. Seller shall have performed the covenants and agreements to be performed by Seller hereunder by the time and in the manner required by the terms of this Agreement.
(e)
ARB Approval Letter. Receipt of the ARB Approval Letter in a form acceptable to Purchaser.

If any of the conditions to the Closing set forth in this Section 11.1 are not otherwise timely satisfied or waived by the other party, for a reason other than a default of such party, then (i) the rights and obligations of Purchaser and Seller shall terminate, and the parties shall have no further rights or obligations under this Agreement except for those rights and obligations which expressly survive the termination of this Agreement; (ii) the Title Company is hereby instructed to promptly return to Seller and Purchaser all documents deposited by them, respectively, into escrow which are held by the Title Company on the date of said termination; (iii) refund the Refundable Initial Deposit to Purchaser; and (iv) the cancellation charges required to be paid by and to the Title Company shall be split equally between the parties and all other charges shall be borne by the party incurring same.

11.2.
Conditions Precedent to Seller’s Obligations. Unless all the following conditions are timely satisfied (or waived by Seller in its sole discretion), then a condition precedent to Seller’s obligations under this Agreement shall have failed and Seller’s obligation shall terminate without either party having any further rights or obligations hereunder except those relating to a Purchaser default or which by their respective terms survive the termination of this Agreement.
(a)
Delivery of Funds. On the Closing Date, Purchaser shall have delivered the balance of the Purchase Price to the Title Company plus the costs, expenses and prorations (if any) required to be paid by Purchaser hereunder.
(b)
Purchaser’s Delivery of Closing Documents. Each of the documents required to be delivered by Purchaser pursuant to Section 10.2 shall have been timely delivered as provided therein.
(c)
Representations, Warranties and Covenants of Purchaser. Purchaser shall have performed the covenants and agreements to be performed by Purchaser hereunder by the time and in the manner required by the terms of this Agreement, and Purchaser’s representations and warranties shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

If any of the conditions to the Closing set forth in this Section 11.2 are not timely satisfied by the Purchaser or waived by the Seller, for a reason other than a default of Purchaser, then (i) the rights and obligations of Purchaser and Seller shall terminate, and the parties shall have no further rights or obligations under this Agreement except for those rights and obligations which expressly survive the termination of this Agreement; and (ii) the Title Company is hereby instructed to promptly return to Seller and Purchaser any refundable funds and documents in Title Company’s possession or control and which are held by the Title Company on the date of said termination; and (iii) the cancellation charges required to be paid by and to the Title Company shall be split equally between the parties and all other charges shall be borne by the party incurring same.

12.
Seller’s Covenants Regarding Operation of the Property Through the Closing Date. From and after the Effective Date and through the Closing Date:
12.1.
Seller shall not enter into or approve any new leases, subleases, licenses or other occupancy agreements affecting the Property without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, unless such agreement is required in order for Seller to fulfill its obligations to complete the Improvements and form of agreement proposed is on the standard form of the requesting party (e.g. governmental authority, utility provider, etc…), in which event the Purchaser’s consent shall not be unreasonably withheld, conditioned or delayed.
12.2.
Seller shall not enter into any new Contracts unless the same are terminable upon thirty (30) days’ prior written notice.
12.3.
Seller shall insure or cause to be insured Builder’s Risk Insurance insuring the Building at full replacement value.
12.4.
Seller will not modify the form of the REAs in any manner that would adversely affect the Purchaser’s operation of the Property or Purchaser’s use of any portion of the Property for its intended use, without first, in all such cases, obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that Landlord has not received an approval or a rejection (including the basis of such rejection) from Purchaser by the date that is ten (10) business days from the date of Purchaser’s receipt of Seller’s written request for Purchaser’s consent, then Purchaser shall be deemed to have approved said request.
13.
Eminent Domain.
13.1.
Commencement of Action. In the event that at any time prior to the Closing, any notice of or proceeding shall be commenced or consummated for the taking of all or any part of the Property for public or quasi-public use pursuant to the power of eminent domain or otherwise, the Seller shall promptly give written notice thereof to Purchaser.
13.2.
Purchaser’s Option to Cancel. The commencement or completion of any such proceeding shall have no effect on this Agreement unless Purchaser, by reason thereof, elects at its option, within thirty (30) days after receipt by it of Seller’s notice of such taking, to cancel this Agreement by giving written notice thereof to Seller to such effect, and upon the giving of such notice, Title Company shall refund the Refundable Initial Deposit to Purchaser, and this Agreement shall become null and void and of no further force or effect, with neither party having any further rights or liabilities hereunder with respect to the purchase and sale of the Property.
13.3.
Purchaser’s Right to Purchase. If Purchaser shall elect to proceed with the performance of this Agreement, notwithstanding the commencement of any such proceedings described herein, or the completion of any such taking, then Seller shall assign its rights to any and all awards and other compensation for any such taking to Purchaser, and Seller shall convey all or such portion of the Property, if any, as shall be left after such taking in accordance with the terms of this Agreement and the parties will proceed with the Closing, without any reduction in the Purchase Price.
14.
Risk of Loss or Damage. The risk of loss or damage to the Property by fire or otherwise, is assumed by Seller until Closing of this transaction. In the event of such loss or damage, and to the extent that insurance proceeds are made available therefore, the Seller will repair and restore and otherwise complete the Improvements in compliance with the Plans and Specifications. In such a case, as long as the Improvements are completed prior to the Outside Completion Date (as defined hereinafter), then Closing Date will be postponed, as necessary, to afford Seller the opportunity to achieve completion of the Project and, upon completion, the parties will proceed with Closing. Conversely, if the loss or damage cannot be repaired or restored in such a manner as to achieve completion of the Project prior to the Outside Completion Date, at Purchaser’s option, (i) terminate this Agreement and, in such a case, Title Company shall refund the Initial Deposit to Purchaser, and this Agreement shall become null and void and of no further force or effect, or (ii) purchase the Property as is in which event all insurance proceeds and any deductible applicable thereto shall be paid to Purchaser to the extent otherwise payable to Seller.
15.
Notices. Any notice, request, approval, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be conclusively deemed to be delivered when personally delivered or when (a) sent by telefacsimile, telecopier, e-mail or similar electronic transmission, at the number or e-mail address set forth below, followed with mailing by regular United States mail, (b) deposited for overnight delivery with an overnight courier such as Federal Express, Airborne, United Postal Service or other overnight courier service, or (c) deposited in the U. S. mail, sent by certified mail, return receipt requested, and such notices are addressed to the following addresses:

If to Seller:

Scannell Properties #502, LLC

8801 River Crossing Blvd., Suite 300 Indianapolis, Indiana 46240

Attn: David J. Duncan

E-Mail: davidd@scannellproperties.com

marcp@scannellproperties.com, and angiew@scannellproperties.com

with a copy to:	Bose McKinney & Evans LLP 111 Monument Circle, Suite 2700 Indianapolis, IN 46204 Attn: Tony Setzer E-Mail: tsetzer@boselaw.com
If to Purchaser:

Cryo-Cell International, Inc.

700 Brooker Creek Blvd., Ste. 1800

Oldsmar, FL 34677

Attn: David Portnoy

E-Mail: dportnoy@cryo-cell.com

And copies by email to Tom Moss at tmoss@cryo-cell.com and legalnotice@cryo-cell.com

with a copy to:	Kennon Craver, PLLC 40111 University Dr., Ste. 300 Durham, NC 27707 Attn: Will Anderson E-Mail: wanderson@kennoncraver.com

The parties may change their respective addresses and/or telefax/telecopy numbers for the receipt of notice hereunder by giving notice thereof to the other party in accordance herewith.

16.
Brokers’ Commissions. Seller hereby represents and warrants to Purchaser that Seller has exclusively engaged the services of Foundry Commercial (“Seller’s Broker”) for assistance with the negotiation of this Agreement and the consummation of the transaction contemplated by this Agreement on Seller’s behalf. Purchaser hereby represents and warrants to Seller that Purchaser has exclusively engaged the services of Pickett Sprouse Commercial Real Estate (“Purchaser’s Broker”) for assistance with the negotiation of this Agreement and the consummation of the transaction contemplated by this Agreement on Purchaser’s behalf. In the event the Closing is consummated, Seller shall pay: (a) a commission to Seller’s Broker pursuant to a separate written commission agreement; and (b) a commission to Purchaser’s Broker equal to two and one-half percent (2.5%) of the Purchase Price payable from the Seller’s Broker commission outlined in (b) above. Purchaser and Seller hereby each agree to indemnify, defend, and hold harmless the other party from and against any liability, cost or expense, plus all costs of collection, including litigation expenses and attorneys’ fees, as a result of a claim for a commission, fee or other compensation made by any other real estate broker, finder or other person and asserted against the other party by reason of an arrangement made or alleged to have been made by the indemnifying party.
17.
Defaults and Remedies.
17.1.
Default by Seller. If Seller shall have failed to have timely performed any of its obligations, covenants and/or agreements contained herein which are to be performed by Seller, and Seller shall not have cured said failure within (i) fifteen (15) days with respect to any monetary default, or (ii) thirty (30) days with respect to any non-monetary default, after written notice thereof, then Purchaser, at its option may, as its sole and exclusive remedies, either (i) cancel and terminate this Agreement and in such event, this Agreement shall terminate and the Earnest Money Deposit will be promptly returned to Purchaser and Seller shall reimburse Purchaser for its reasonable out of pocket expenses incurred negotiating this Agreement and pursuing the Property in a total aggregate amount to not exceed One Hundred and Fifty Thousand Dollars ($150,000) as demonstrated by invoices and other reasonable documentation evidencing costs incurred; or (ii) pursue a claim in equity for specific performance, but, if the remedy of specific performance is not available because of the actions of Seller, then Purchaser may sue Seller for money damages; provided, however, in no event will Seller's liability any damages exceed, in the aggregate, Seven Hundred Fifty Thousand Dollars ($750,000.00). Purchaser specifically waives any and all other rights which it may have to any damages as a result of any such default on the part of Seller under this Agreement. Notwithstanding the foregoing, nothing herein shall be construed to prevent Purchaser from enforcing any post-Closing obligation of Seller in any other agreement made between Seller and Purchaser, including without limitation the Punchlist and Construction Escrow Agreement.
17.2.
Default by Purchaser. If Purchaser shall fail to close the purchase of the Property as contemplated hereby due to the default of Purchaser hereunder, and Purchaser shall not have cured said default within fifteen (15) days after written notice thereof, then Seller shall be entitled to receive the Earnest Money Deposit and recover all costs of collection and attorneys’ fees to recover the Earnest Money Deposit, as liquidated damages, together with any other amounts that may be due for or on account of damages to the Project or other damages otherwise provided herein which expressly, under the terms of this Agreement, survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained herein, the fifteen (15) day cure period provided for under the first sentence of this Section will not be applicable to any default on the part of the Purchaser in consummating Closing under this Agreement by the date specified for Closing under Section 9.1, above.
18.
Miscellaneous.

18.1.
Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.
18.2.
Assignment. Purchaser shall not assign this Agreement or any of its rights hereunder without the prior written consent of Seller, provided, however that Purchaser shall be permitted to assign its rights under this Agreement without Seller’s consent to an entity controlled, controlled by or under common control with Purchaser, which assignment shall be effective upon written notice thereof to Seller. In the event of any permitted assignment by Purchaser, any assignee shall assume any and all obligations and liabilities of Purchaser under this Agreement but, notwithstanding such assumption, the original Purchaser identified herein shall continue to be liable hereunder.
18.3.
Confidentiality. The parties each agree that they will keep confidential any information designated as such by the other or not otherwise publicly available which is derived from access, investigation or information furnished by either party in connection with this Agreement, including the negotiations conducted in connection herewith, and, if the transactions contemplated hereby are not consummated, upon written request of the other party will promptly return to the other all such information and will not thereafter use such information; provided that such confidentiality obligations shall not preclude a party from delivering such information to its attorneys, lender, consultants hired in connection with this transaction or as otherwise required by law.
18.4.
Person Defined. The word “person” as used herein shall include all individuals, partnerships, corporations, or any other entities whatsoever.
18.5.
Exhibits/Time Periods. Any reference herein to any exhibits, addenda or attachments refers to the applicable exhibit, addendum or attachment that is attached to this Agreement, and all such exhibits, addenda or attachments shall constitute a part of this Agreement and are expressly made a part hereof. If any date, time period or deadline hereunder falls on a weekend or a state or federal holiday, then such date shall be extended to the next occurring business day.
18.6.
Agreement Separable. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.
18.7.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will, for all purposes, be deemed to be an original, and all of which are identical.
18.8.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
18.9.
Survival of Representations. The representations, warranties, covenants and indemnifications contained herein shall not merge in any document delivered at Closing and shall survive Closing, but only to the extent a provision of this Agreement expressly calls for the same to survive Closing, and then only for such period as otherwise expressly contemplated herein or, if no specific time of survival is otherwise noted, for a period of twelve (12) months following the Closing Date.
18.10.
Entire Agreement. This Agreement constitutes the entire agreement between the parties, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings either oral or written, between them concerning the Property. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon any of the parties hereto unless in writing and signed by both the party against whom enforcement thereof is sought.
18.11.
Time is of the Essence. Time is of the essence in the performance of the parties’ respective obligations under this Agreement.
18.12.
Attorneys’ Fees. In any action or litigation between Purchaser and Seller as a result of failure to perform or default under this Agreement, the prevailing party shall be entitled to recover such reasonable attorneys’ fees and court costs as may be awarded by the court.
18.13.
1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended ( the “Code”), provided that: (i) the non-exchanging party shall be provided no less than five (5) days prior written notice of such Exchange and the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the exchange be a condition precedent or condition subsequent to either party’s obligations under this Agreement; (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (iv) the non-exchanging party does not incur any cost, expense or liability in connection with such exchange; and (vi) the exchanging party indemnifies and holds the non-exchanging party harmless from and against any claim, loss, damage or liability that might arise as a result of, or in connection with such exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with §1031 of the Code.
19.
Construction and Delivery of Improvements.
19.1.
Standard of Construction. Seller shall cause the Improvements to be constructed in a good and workmanlike manner with new materials; in accordance with the Plans and Specifications, and otherwise in accordance with all applicable statutes, ordinances, building codes, governmental rules, regulations and orders; and in the manner required by any applicable governmental authority or utility service provider as a condition precedent to the acceptance of any such portion of the Improvements.
19.2.
Construction Costs. Seller will be responsible for all costs associated with the engineering, design, permitting, and construction of the Improvements and any offsite improvements required to achieve Substantial Completion, including, without limitation, posting any completion, maintenance or other bonds that may be required in connection with the Improvements or any such offsite improvements.
19.3.
Liens and Indemnification. Seller shall complete the Improvements free and clear of any liens, encumbrances or other claims pertaining to labor or materials furnished or services rendered with respect to the Improvements, and Seller shall promptly discharge any lien on the Property, except that Seller shall have the right to contest any lien (including any mechanics lien) in good faith provided Seller provides to Purchaser a bond in form and amount reasonably acceptable to Purchaser covering such lien. Seller agrees to defend and hereby does indemnify and hold harmless Purchaser, its designees, and their respective partners, officers and directors (collectively with the Purchaser referred to herein as the “Purchaser Indemnified Parties”) from and against any and all claims, suits, costs, expenses, damages and liabilities (including reasonable attorneys' fees) that any or all of the Purchaser Indemnified Parties actually suffer and/or incur as a result of the performance of any or all of the applicable portion of the Improvements, including, without limitation, any lien, claim or other encumbrance arising against the Property as a result of the performance of that applicable portion of the Improvements, or arising from any obligation of Seller to complete any offsite improvements relating to or serving the Property or Seller’s failure to complete the same. Promptly following the completion of the Improvements, Seller shall deliver to Purchaser final lien waivers from all contractors engaged by Seller for the Improvements.
19.4.
Completion Dates. Seller has already commenced construction of the Improvements. Subject to delays caused by Purchaser, the Improvements shall be completed on or before August 17, 2022 (the “Outside Completion Date”). In the event Seller fails to Substantially Complete the Improvements by the Outside Completion Date for any reason other than delays caused by Purchaser, then Purchaser, as its sole remedy, shall have the right to terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event, (i) the Title Company shall refund the Earnest Money Deposit to Purchaser; and (ii) thereafter Seller and Purchaser shall not have any further liabilities hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement.
19.5.
Substantial Completion. The Improvements shall be deemed to be substantially completed on the date (the “Substantial Completion Date”) that Landlord delivers to Tenant (i) a copy of an architect's certificate (the “Architect's Certificate”) of substantial completion indicating that the Improvements have been completed in accordance with the Plans and Specifications, subject only to specifically identified “punchlist” items which do not materially affect Purchaser’s ability to take possession of the Improvements in order to commence Purchaser’s construction activities thereto (the “Punchlist Items”), and (ii) a certificate of compliance from the local governmental authorities having jurisdiction confirming that the Building complies with the applicable development ordinance and building code (provided; however, that a certificate of compliance may be conditioned only upon the completion of incomplete work so long as the incomplete work or conditions noted thereon do not prevent Buyer from taking possession of the Improvements in order to commence Purchaser’s construction activities thereto, and such incomplete work is included in the scope of the Punchlist Items which Seller will remain responsible for completing after Closing pursuant to the Punchlist Letter and Punchlist and Construction Escrow Agreement)(the “Certificate of Compliance”). Purchaser shall have the right to be present during the determination of the Punchlist Items, and the Punchlist Items shall be limited to minor items that do not affect the use, occupancy, or permitting of all or any portion of the Improvements. Prior to the expiration of the Contingency Period, the parties shall reasonably agree upon the Punchlist Items and the amount of Funds (as defined in the Punchlist and Construction Escrow Agreement) to be escrowed pursuant to the Punchlist and Construction Escrow Agreement. As used herein, the terms “Substantial Completion” and “Substantially Complete” mean the completion of the Improvements in accordance with the previous sentence. The parties acknowledge and agree that: a Certificate of Compliance does not authorize occupancy of the Building and Improvements for their intended end-use, including without limitation the receipt, storage, shipping or stocking of inventory, or other commencement of business operations; that a certificate of occupancy or its equivalent (temporary or permanent) will be necessary for such occupancy; and that a certificate of occupancy will be conditioned upon Purchaser’s completion of the improvements Purchaser plans to make.
19.6.
Seller’s Covenants.
(a)
Except as necessary to fulfill Seller’s obligations to complete the Improvements, Seller will not (without first obtaining the written consent of Purchaser, which consent will not be unreasonably withheld, conditioned, or delayed) (i) cause, permit, or suffer any additional liens or encumbrances to be recorded against the Property, (ii) enter into or modify any agreement with respect to the Property, or (iii) initiate or consent to any governmental law, permit, license, ordinance, or regulation applicable to the use, occupation or operation of the Property.

(b)
Except as necessary to fulfill Seller’s obligations to complete the Improvements, Seller will not (without first obtaining the written consent of Purchaser, which consent will not be unreasonably withheld, conditioned, or delayed) enter into any agreement regarding the sale, rental, management, repair, improvement, or any other matter affecting the Property that would be binding on Purchaser or the Property after the Closing without the prior written consent of Purchaser, which consent will be in shall not be unreasonably withheld, conditioned or delayed.
(c)
Seller will not make any material changes to the Plans and Specifications without the prior written consent of Purchaser, which consent may be withheld at the sole discretion of Purchaser.
(d)
During construction of the Improvements and the pendency of this Agreement, Seller will provide Purchaser with regular updates (at least weekly) on the progress of construction. Seller will cause its contractor, and any architect, engineer or construction manager, to coordinate with Buyer’s architects and consultants prior to Closing.

[Remainder of Page Left Intentionally Blank]

SIGNATURE PAGE TO PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Seller:	SCANNELL PROPERTIES #502, LLC By: /s/ Marc D Pfleging Marc D. Pfleging, Manager
Purchaser:	CRYO-CELL INTERNATIONAL, INC. By: /s/ David Portnoy Printed: David Portnoy Title: Co-CEO

Schedule of Exhibits:

Exhibit A Legal Description of the Property

Exhibit B Plans and Specifications

Exhibit C Documents Provided by Seller

Exhibit D Form of Deed

Exhibit E Form of Bill of Sale

Exhibit F Form of Assignment of Warranties

Exhibit H Form of Punchlist and Construction Letter

Exhibit I Form of Punchlist and Construction Escrow Agreement

AGREEMENT OF TITLE COMPANY

The undersigned has executed this Agreement solely to confirm its agreement to hold the Earnest Money Deposit in escrow in accordance with the provisions hereof and comply with the provisions of Section 2.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of _____________________, 2022.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: _________________________________________

Printed: _____________________________________

Title: _______________________________________

Exhibit A
Legal Description of the Land

Regional Commerce Center 5, 857 S. Briggs Avenue, Durham, NC, Durham, NC

All that certain lot or parcel of land situated in Durham County, North Carolina, and more particularly described as follows:

LOT 5 OF THE FINAL SUBDIVISION, RECOMBINATION AND EASEMENT PLAT OF REGIONAL COMMERCE CENTER LOTS 3, 4 & 5, AS SHOWN ON THAT PLAT RECORDED IN PLAT BOOK 205, PAGES 231 THROUGH 234, DURHAM COUNTY REGISTRY, AS PREPARED BY DAN GREGORY, P.L.S. OF BASS, NIXON & KENNEDY, INC.

Exhibit B
Plans and Specifications

Project Specifications:

REGIONAL COMMERCE CENTER – BUILDING 5

Site Development and Shell Description

Project Summary

•
Location: 857 S. Briggs Avenue, Durham, North Carolina 27703
•
Site Acreage: 6.92 acres
•
Square Footage: 56,000 Rentable Square Feet
•
Building Dimensions: 140’ x 400’
•
Bay Sizes: Typical bays - 50’ x 40’; 60’ speed bay
•
Clear height: 24’
•
Auto Parking: 114 spaces
•
Trailer Parking: No defined parking. Large outdoor paved area at rear of truck will be heavy duty asphalt.
•
Truck Court: Varies. 100’-130’ total depth; 60’ concrete apron with heavy duty asphalt beyond
•
Exterior Walls: Load Bearing Insulated Concrete Wall Panels. Glass per Architectural elevations.
•
Structural Steel: Gray tube steel columns and joists supporting white roof deck
•
Slab Construction: 6” un-reinforced, 4,000psi concrete
•
Dock Doors: Eight (8) 9’ x 10’ manual overhead doors;

Expansion to 20 positions available via knock out panels.

Two (2) 12’ x 14’ drive-in doors

•
Dock Equipment: A pour back strip will be left to accommodate future equipment.
•
Roofing: Mechanically attached .45 mil TPO with R-30 insulation
•
HVAC: Heat for freeze protection (to 49°F); 1 Air Change Per Hour
•
Fire Protection: ESFR for protection of Class I-IV Commodities
•
Electrical Service: 2,500 Amp main breaker (upgradeable by Duke Energy)
•
Lighting: LED high-bay fixtures; one per bay

Drawing Log:

Project Drawings and Specifications
Regional Commerce Center Building #5
857 S. Briggs Avenue, Durham, NC 27703

Drawing Type: Civil Drawings by Capital Civil Engineering (CCE)

Drawing #	Drawing	Original Issue Date	Latest Rev Date	Status
C1	Cover Sheet	1/27/2021	2/16/2021	Issued for Construction
C2	Notes	1/27/2021	2/16/2021	Issued for Construction
C3A	Existing Conditions	1/27/2021	2/16/2021	Issued for Construction
C3B	Existing Conditions	1/27/2021	2/16/2021	Issued for Construction
C4A	Site Plan	1/27/2021	2/16/2021	Issued for Construction
C4B	Site Plan	1/27/2021	2/16/2021	Issued for Construction
C5A	Landscape Plan	11/3/2020	2/5/2021	Issued for Construction
C5B	Landscape Plan	11/3/2020	2/5/2021	Issued for Construction
C6A	Grading Plan	1/27/2021	2/16/2021	Issued for Construction
C6B	Grading Plan	1/27/2021	1/27/2021	Issued for Construction
C7A	Utility Plan	1/27/2021	2/16/2021	Issued for Construction
C7B	Utility Plan	1/27/2021	2/16/2021	Issued for Construction
C8	Detail Sheet	1/27/2021	2/16/2021	Issued for Construction
C9	Stormwater Profiles	1/27/2021	2/16/2021	Issued for Construction
C10	Stormwater Profiles	1/27/2021	2/16/2021	Issued for Construction
C11	Utility Details	1/27/2021	2/16/2021	Issued for Construction
C12	Utility Details	1/27/2021	2/16/2021	Issued for Construction
C13	Sanitary Details	1/27/2021	2/16/2021	Issued for Construction
C14	Storm Details	1/27/2021	2/16/2021	Issued for Construction

Drawing Type: Architectural Drawings by Paul Woody Architect

Drawing #	Drawing	Original Issue Date	Latest Rev Date	Status
A0.00	Project Team	6/10/2021	7/14/2021	Construction Documents
A0.01	Project Information	6/10/2021	7/14/2021	Construction Documents
A0.02	Architectural Specifications	6/10/2021	7/14/2021	Construction Documents
A0.03	Architectural Specifications	6/10/2021	7/14/2021	Construction Documents
A0.04	Architectural Specifications	6/10/2021	7/14/2021	Construction Documents
A0.05	Architectural Specifications	6/10/2021	7/14/2021	Construction Documents
A1.00	Appendix B Building Code Information	6/10/2021	7/14/2021	Construction Documents
A1.01	Life Safety Plan	6/10/2021	7/14/2021	Construction Documents
A2.00	Floor Plans Annotations	6/10/2021	7/14/2021	Construction Documents
A2.01	Floor Plan Dimensions	6/10/2021	7/14/2021	Construction Documents
A3.00	Building Elevations	6/10/2021	7/14/2021	Construction Documents
A3.01	Tilt Wall Reveal Information & Ramp Elevations	6/10/2021	7/14/2021	Construction Documents
A4.00	Wall Sections	6/10/2021	7/14/2021	Construction Documents
A4.01	Wall Sections	6/10/2021	7/14/2021	Construction Documents
A4.02	Wall Sections	6/10/2021	7/14/2021	Construction Documents
A4.03	Wall Sections	6/10/2021	7/14/2021	Construction Documents
A5.00	Roof Access Ladder Details	6/10/2021	7/14/2021	Construction Documents
A5.01	Stair Plans and Sections	6/10/2021	7/14/2021	Construction Documents
A5.02	Miscellaneous Details	6/10/2021	7/14/2021	Construction Documents
A6.00	Schedules, Types, And Details	6/10/2021	7/14/2021	Construction Documents
A7.00	Roof Plan and Drainage Data	6/10/2021	7/14/2021	Construction Documents
A7.01	Roof Details	6/10/2021	7/14/2021	Construction Documents

Drawing Type: Structural Drawings by SMBH Structural Engineering

Drawing #	Drawing	Original Issue Date	Latest Rev Date	Status
S0.00	General Notes & Abbreviations	4/9/2021	7/9/2021	Construction Documents

Exhibit C
Documents Provided by Seller

1.
Most recent existing Phase I Environmental Site Assessment Report and any other environmental reports in the Seller’s possession or control.
2.
Most recent existing Survey in Seller’s possession or control.
3.
Plans and Specifications.
4.
Most recent existing Soils Report and compaction reports in Seller’s possession or control.
5.
Any Contracts.
6.
All Records and Plans.
7.
All Permits and Approvals.
8.
Current budget(s) of all Regional Commerce Center under the REAs.
9.
Copies of the bonds for the stormwater ponds issued to the local governing jurisdiction.

Exh. D - 1

27354765.2

Exhibit D
Form of Deed

Excise Tax:	Recording Time, Book and Page

Tax Lot No.: Parcel Identifier No.

Verified by County on the day of , 2022

by

This instrument was prepared by

Mail after recording to: Grantee

NORTH CAROLINA
SPECIAL WARRANTY DEED

THIS DEED made this ____day of ______________ 2022, by and between

GRANTOR Scannell Properties #___, LLC, an Indiana limited liability company 8801 River Crossing Blvd., Suite 300 Indianapolis, IN 46240	GRANTEE [_____________________] [_____________________] [_____________________]

Exhibit C - 2

27354765.2

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that the Grantor, for a valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto Grantee in fee simple, all that certain lot or parcel of land situated in ______ County, North Carolina, and more particularly described as follows:

See Exhibit A attached hereto and incorporated herein.

The property hereinabove described was originally acquired by Grantor by instruments recorded in the ______ County Registry as follows: Deed Book _________, Page _________ as Instrument No. _________.

The property herein conveyed does not include the primary residence of Grantor.

A map showing the above described property is recorded in the ______ County Registry as follows: Plat Book _________, Page _________.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all buildings, improvements, fixtures, easements, tenements, hereditaments, and privileges and appurtenances of every kind or nature thereto belonging to the Grantee in fee simple.

And Grantor covenants with the Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title solely against the lawful claims of all persons claiming by, under or through Grantor, other than the matters specifically listed on Exhibit B attached hereto.

[Signature Page to Follow]

Exhibit C - 1

27354765.2

IN WITNESS WHEREOF, the Grantor has duly executed the foregoing as of the day and year first above written.

GRANTOR:

SCANNELL PROPERTIES #____, LLC,

an Indiana limited liability company

By: DO NOT SIGN – EXHIBIT ONLY

Printed: ___________________________

Title: _____________________________

STATE OF ___________ )

) SS:

COUNTY OF __________ )

Before me, a Notary Public, in and for said County and State, personally appeared ___________________________________, known by me to be the ______________________ of ___________________________, who acknowledged execution of the foregoing instrument for and on behalf of said _________________________________.

WITNESS my hand and notarial seal this _____ day of _____________, 20___.

____________________________, Notary Public

Printed Name: _____________________________

My Commission Expires: ___________________

My County of Residence: ___________________

My Commission Number: ___________________

EXHIBIT “A” TO DEED

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B” TO DEED

PERMITTED EXCEPTIONS

Exhibit C - 2

27354765.2

Exhibit E
Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE is made and entered into as of the ____ day of ___________, _____, by and between SCANNELL PROPERTIES #502, LLC, an Indiana limited liability company (the “Seller”) and CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (the “Purchaser”).

WHEREAS, Seller and Purchaser are parties to that certain Purchase Agreement dated _________________ __, 2022, (the “Agreement”) for the sale of the Property (as defined in the Agreement); and

WHEREAS, pursuant to the Agreement, Seller has also agreed to sell, transfer, grant and convey to Purchaser all tangible personal property of every kind and nature owned by Seller which is specifically located in or upon the Property, and, in the conjunctive, used in connection with the operation and/or maintenance of the Property (all of the aforesaid property to be conveyed by Seller being hereinafter collectively referred to as the “Personal Property”); and

WHEREAS, Purchaser desires to accept the sale, transfer, grant and conveyance of Seller’s interest in the Personal Property.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto stipulate, covenant and agree as follows:

1. Seller does hereby sell, transfer, grant, convey, and deliver unto Purchaser, all of Seller’s right, title and interest in and to the Personal Property.

2. Seller represents, covenants and warrants to Purchaser, and its successors and assigns, that Seller is the owner of the Personal Property, has full right and title thereto and authority to sell the same, and has sold, transferred, granted, conveyed, and delivered the Personal Property free and clear of all liens, encumbrances, mortgages and security interests.

3. All of the Personal Property is transferred from Seller to Purchaser “as is.” Seller makes no implied warranty of merchantability and no warranty, either express or implied, concerning the Personal Property, except for the representations and warranties expressly set forth in this Bill of Sale.

4. Purchaser does hereby accept the foregoing sale, transfer, grant and conveyance.

5. If any provision or provisions of this Bill of Sale shall be unlawful, then such provision or provisions shall be null and void, but the remainder of the Bill of Sale shall remain in full force and effect and binding on Seller and Purchaser. This Bill of Sale constitutes the entire understanding and agreement between the parties and may not be amended, supplemented, or modified except by a writing executed by both of the parties. This Bill of Sale shall be binding upon, and shall benefit, the parties and their heirs, personal representatives, successors and assigns. This Bill of Sale and all related documents shall be governed by the laws of the State of North Carolina. In the event of any enforcement of the terms of this Bill of Sale by either party hereto, the prevailing party in such litigation shall be entitled to its reasonable attorneys’ fees in connection with such enforcement action.

Exhibit C - 3

27354765.2

6. This Bill of Sale may be executed in two or more identical counterparts which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the date and year first above written.

SELLER:	SCANNELL PROPERTIES #502, LLC By: DO NOT SIGN – EXHIBIT ONLY Printed: ___________________________ Title: _____________________________
PURCHASER:	CRYO-CELL INTERNATIONAL, INC. By: DO NOT SIGN – EXHIBIT ONLY Printed: ___________________________ Title: _____________________________

Exhibit C - 4

27354765.2

Exhibit F
Form of Assignment of Warranties

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES is made and entered into as of the ____ day of ________________, 2022, by SCANNELL PROPERTIES #502, LLC, an Indiana limited liability company (“Assignor”) for the benefit of CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (the “Assignee”).

RECITALS

A. Assignor, as Seller, and Assignee, as Purchaser, have entered into that certain Purchase Agreement dated _________________ __, 2022, as amended (the “Agreement”) for the sale of the real property legally described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”) and the building (the “Building”) and other improvements located on the Land (with the Building and such other improvements being collectively referred to as the “Improvements”), and with the Land and the Improvements being collectively referred to as the “Property”), as more particularly described in the Agreement.

B. Pursuant to the Agreement, Assignor has agreed to assign to Assignee upon the closing of the sale of the Property to Assignee, all of the interest of Assignor in and to any assignable claims, guarantees, warranties and other undertakings in effect as of the date hereof covering the quality or performance of the construction or the quality of materials used in the construction of the improvements upon the Property including but not limited to the heating, ventilation, air-conditioning systems, roof systems, and all the other building systems, equipment and fixtures (collectively, “Warranties”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Assignor does hereby assign to Assignee all of its interest in the Warranties, with a reservation of rights in favor of Assignor with respect to each and all of such Warranties to the extent, and only to the extent, that any claims are made by Assignee or any other party against Assignor in respect of any matter covered by any such Warranties, so that Assignor will have the ability to pursue claims on and with respect to any such Warranties in pari passu with Assignee. The foregoing reservation of rights will not, however, be deemed or construed as creating any basis for any claim against Assignor that has been waived or otherwise relinquished by Assignee under and/or pursuant to the Agreement.

2. All of the Warranties are being assigned “as is.” Assignor makes no warranty, either express or implied, concerning the Warranties.

3. All notices and other communication between the parties hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt; by overnight courier or by facsimile at the addresses and fax numbers identified in the Agreement. Notice shall be deemed to have been validly served, given or delivered immediately when delivered against receipt or by facsimile, or upon receipt or refusal to accept delivery after deposit in the mail, postage prepaid, or with an overnight courier.

Exhibit C - 5

27354765.2

4. This Assignment shall be governed by North Carolina law without regard to its conflicts of law rules. If any term or provision of this Assignment shall be unlawful, then such term or provision shall be null and void, but the remainder of this Assignment shall remain in full force and effect and be binding on both Assignor and Assignee. This Assignment constitutes the entire understanding and agreement between the parties with respect to the subject matter contained herein and may not be amended, supplemented, or modified except by a writing executed by both of the parties hereto. This Assignment shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. In the event of any enforcement of the terms of this Assignment by either party hereto, the prevailing party in such litigation shall be entitled to its reasonable attorneys’ fees in connection with such enforcement action.

IN WITNESS WHEREOF, the parties have executed this Assignment of the date first above written.

Assignor

SCANNELL PROPERTIES #502, LLC

By: DO NOT SIGN – EXHIBIT ONLY

Printed: ___________________________

Title: _____________________________

Exhibit C - 6

27354765.2

Exhibit G
Form of Punchlist and Construction Side Letter

Date

____________________

____________________

____________________

Re: Purchase Agreement dated _________________ __, 2022 (the “Purchase Agreement”) for approximately 6.9246 acres of land located 857 S. Briggs Avenue, Durham County, Durham, North Carolina (the “Property”) by and between Scannell Properties #502, LLC (“Seller”) and CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (“Purchaser”).

Ladies and Gentlemen:

In connection with the closing on the sale of the Property under the Purchase Agreement, Purchaser and Seller have identified certain on-going obligations and expectations that Purchaser has for Seller as more particularly set forth on Schedule 1, attached hereto and incorporated herein (the “Punchlist”). Following the closing on the sale of the Property, Seller will continue to retain responsibility for the completion of any and all items identified on the Punchlist.

Sincerely,

Scannell Properties #502, LLC

By: DO NOT SIGN – EXHIBIT ONLY

Printed: _________________________

Title: ___________________________

Exhibit C - 7

27354765.2

Schedule 1 to Punchlist and Construction Side Letter
Punchlist

Exhibit C - 8

27354765.2

Exhibit H
Form of Punchlist and Construction Escrow Agreement

PUNCHLIST AND CONSTRUCTION ESCROW AGREEMENT

This Punchlist and Construction Escrow Agreement (the “Agreement”) is entered into as of the ____ day of _______________, 2022, by and among SCANNELL PROPERTIES #502, LLC, an Indiana limited liability company (“Seller”), CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (“Purchaser”), and FIRST AMERICAN TITLE INSURANCE COMPANY, a title/escrow company (the “Escrow Agent”).

RECITALS:

WHEREAS, Seller and Purchaser entered into that certain Purchase Agreement with an Effective Date of _________________ __, 2022, as amended (collectively, the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement contemplates the sale by Seller to Purchaser of the Property (as more particularly defined in the Purchase Agreement); and

WHEREAS, under and consistent with the terms of the Purchase Agreement, it is the intent of the Purchaser and Seller that Seller remain responsible, at Seller’s sole cost and expense, for the Completion of the Punchlist Items (as defined in the Purchase Agreement); and

WHEREAS, the Purchase Agreement contemplates that a portion of the Purchase Price (as defined in the Purchase Agreement) in an amount equal to the Punchlist and Construction Escrow Amount (as defined in the Purchase Agreement) will be placed into escrow to ensure that funds are available for the completion of the Punchlist Items; and

WHEREAS, the Seller and Purchaser have each agreed to consummate the transaction contemplated by the Purchase Agreement and Seller and Purchaser have agreed that the Punchlist and Construction Escrow Amount is and will be One Hundred Twenty-Five Percent (125%) of the estimated amount necessary for Seller to achieve completion of the Punchlist Items (the “Funds”). The parties have agreed to deliver the Funds to Escrow Agent to secure the obligation of Seller to achieve completion of the Punchlist Items, and the parties have agreed that such Funds will be held by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent has agreed to serve as Escrow Agent, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Recitals. The above and foregoing Recitals, including all defined terms set forth therein, are incorporated into this Agreement. Any initially capitalized terms which are used, but not otherwise expressly defined in this Agreement will have the meanings specified in the Purchase Agreement.

2. Deposit of the Funds. Concurrently with Closing, Purchaser and Seller agree that a portion of the Purchase Price in an amount equal to the Punchlist and Construction Escrow Amount will be deposited with the Escrow Agent and that the Funds so deposited are to be held and disbursed to Seller and/or

Purchaser, as applicable, by the Escrow Agent strictly in accordance with the terms and provisions of this Agreement.

3. Interest Bearing Account. The Funds will be held in escrow in an interest bearing account by the Escrow Agent until the Funds are disbursed to Seller and/or Purchaser, as applicable, under the terms of this Agreement. The Seller will furnish the Escrow Agent with an appropriately completed W-9 form for this purpose, and will provide written investment instructions for the Escrow Agent to invest the Funds. Any interest or other income earned on the Funds will be deposited and may be commingled with the Funds, and will become a part of the Funds for all purposes hereunder.

4. Interim Disbursement of Funds. Prior to completion of the Punchlist Items the Seller shall be entitled to submit an application for payment (herein an “Interim Disbursement Request”) to Purchaser and Escrow Agent. Any such Interim Disbursement Request shall include all of the lien waivers and other supporting documentation that Seller’s general contractor (the “Contractor”) is otherwise required to provide to the Seller under the Construction Contract with Seller for the Punchlist Items and a certification from Seller that the work identified in the Interim Disbursement Request has been completed in compliance with the requirements of the Purchase Agreement. Upon receipt of any such Interim Disbursement Request and its supporting documentation, Purchaser shall have ten (10) business days to deliver a written objection to Escrow Agent and Seller concerning the Interim Disbursement Request (an “IDR Objection Notice”). If Purchaser does not deliver an IDR Objection Notice to Escrow Agent and Seller within such ten (10) business day period, the Interim Disbursement Request shall be deemed approved by Purchaser, and Escrow Agent shall deliver a portion of the Funds, in the amount specified for payment under the Interim Disbursement Request (the “Interim Funding Amount”) to the Seller. Any such IDR Objection Notice will include a statement of the Purchaser as to the specific basis for its objection(s) to the Interim Disbursement Request. Upon receipt thereof, the Seller will be entitled to address and/or correct the underlying items identified by the Purchaser as its basis for issuing the IDR Objection Notice and the Seller will be entitled to resubmit a new Interim Disbursement Request to the Escrow Agent and Purchaser, as contemplated above. Escrow Agent will have no obligation to review any IDR Objection Notice that may be issued by the Purchaser to ascertain if the Purchaser does or does not have a right to object to the disbursement of the Interim Funding Amount. The Escrow Agent’s sole obligation with respect to any Interim Disbursement Request is to disburse the Interim Funding Amount to the Seller unless the Escrow Agent receives a timely IDR Objection Notice from the Purchaser within the ten (10) business day period provided herein. If the Escrow Agent does receive a timely IDR Objection Notice from the Purchaser, then the Escrow Agent will retain all of the Funds on deposit until Escrow Agent either (i) receives a new Interim Disbursement Request from the Seller, in which case the process contemplated above will be reinitiated; or (ii) receives direction and authorization in writing from both Seller and Purchaser regarding delivery or disposition of the Interim Funding Amount or any other portion of the Funds. In the event Seller and Purchaser are not able to agree upon direction and authorization to Escrow Agent for the delivery or disposition of the Funds, Escrow Agent may at its option (a) continue to hold the Funds until it obtains a court order directing delivery of the Funds, or (b) tender the Funds into court in connection with a judicial proceeding initiated by Escrow Agent to determine the rights and obligations of the parties with respect to the Funds.

5. Disbursements upon Completion. Upon completion of the Punchlist Items, Seller shall submit a written certification (the “Completion Certificate”) addressed to the Purchaser and Escrow Agent, certifying that the Seller has completed the Punchlist Items. Upon receipt of the Completion Certificate, the Escrow Agent shall disburse the balance of the Funds to the Seller.

6. Time for Completion. The Seller will have one hundred twenty (120) days to complete the Punchlist Items and submit a Completion Certificate under this Agreement or such longer period as approved by Seller for completion thereof. If the Seller fails to complete the Punchlist Items and timely deliver the Completion Certificate as contemplated herein, then Purchaser shall have the right, but no obligation, to complete the remaining Punchlist Items and receive payment of the cost thereof from the Funds remaining on deposit under this Agreement. In such a case, if Seller had, theretofore, promptly commenced and has, thereafter, been diligently pursuing completion of the Punchlist Items, then Purchaser will endeavor to afford Seller such additional time as may be reasonably required to complete the Punchlist Items; provided, however that Purchaser shall have no obligation to provide any additional time beyond August 17, 2022. In any event, before initiating any such self-help efforts to complete the Punchlist Items, Purchaser shall give Seller written notice of its intent to complete such work. Any such remaining Funds, plus any earnings thereon, minus the portion of the Funds used by Purchaser, shall then be paid to Seller.

7. Notices. The parties agree that all notices and other communications which may be or are required to be given hereunder shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), with acknowledgement, (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or (iv) deposited prepaid with a nationally recognized overnight courier, to the following respective addresses:

If to Seller:

Scannell Properties #502, LLC

8801 River Crossing Blvd., Suite 300 Indianapolis, Indiana 46240

Attn: David Duncan, Counsel

E-mail: davidd@scannellproperties.com, marcp@scannellproperties.com, and angiew@scannellproperties.com

with a copy to:	Bose McKinney & Evans LLP 111 Monument Circle, Suite 2700 Indianapolis, IN 46204 Attn: Tony Setzer E-Mail: tsetzer@boselaw.com
If to Purchaser:

Cryo-Cell International, Inc.

700 Brooker Creek Blvd., Ste. 1800

Oldsmar, FL 34677

Attn: David Portnoy

E-Mail: dportnoy@cryo-cell.com

And copies by email to Tom Moss at tmoss@cryo-cell.com and legalnotice@cryo-cell.com

with a copy to:	Kennon Craver, PLLC 40111 University Dr., Ste. 300 Durham, NC 27707 Attn: Will Anderson E-Mail: wanderson@kennoncraver.com

If to Escrow Agent:	_________________________________ _________________________________ _________________________________ _________________________________

Seller, Purchaser and Escrow Agent may change the address(es) to which they wish notices to be sent by delivering at least ten (10) days’ prior written notice of the change of address to the other parties in accordance with the terms of this Section 7.

8. Satisfaction of Obligations. In all events, upon the Escrow Agent’s final delivery of the Funds in accordance with the terms and conditions of this Agreement, the obligations of the parties under this Agreement shall be deemed fully satisfied and completed.

9. Dispute Resolution. As contemplated in Section 4 and Section 5, above, in the event of a dispute or conflicting demands for the Funds or any portion thereof, the Escrow Agent may at its option continue to hold the Funds until obtaining: (a) a court order directing its payment; or (b) it may tender the Funds into the court in connection with any appropriate proceeding to determine the rights and obligations of the parties hereunder. In connection with any such action, Escrow Agent may deduct from the proceeds held herein the cost of making such deposit into the court, including reasonable attorneys’ fees. Notwithstanding, the parties further agree that the Escrow Agent may, at its option, require the receipt, release and authorization in writing of all parties before paying money or delivering or redelivering documents or property to any party or to third parties.

10. Indemnification of Escrow Agent. The parties jointly and severally agree to indemnify, defend, and hold harmless the Escrow Agent against any and all losses, liabilities, costs (including legal fees), and other expenses in any way incurred by the Escrow Agent in connection with or as a result of any disagreement between the Purchaser and Seller under this Agreement, unless caused by the gross negligence, bad faith, or willful misconduct of the Escrow Agent.

11. Selection of Financial Institution. The parties have agreed that the Escrow Agent will select a bank or other financial institution as the institution in which the Funds are to be held and invested, and the parties release the Escrow Agent from any liability for its security.

12. Consideration. The Escrow Agent’s undertaking to perform its obligations hereunder is made in conjunction with the Escrow Agent’s services in connection with administering the Closing under the Purchase Agreement for which it will be paid certain fees and premiums; consequently, the Escrow Agent shall not be entitled to receive a separate fee for acting as the Escrow Agent under this Agreement.

13. Attorneys’ Fees. In the event any suit is brought to enforce or interpret any term of this Agreement, the prevailing party shall be entitled to recover from the other party all attorneys’ fees and costs incurred in connection therewith.

14. Authority. The parties hereto represent and warrant to each other that they have the respective authority to sign this Agreement and that (a) the person signing on behalf of the Purchaser is duly authorized to bind the Purchaser, (b) the person signing on behalf of the Seller is duly authorized to bind the Seller, and (c) the person signing on behalf of the Escrow Agent is duly authorized to bind the Escrow Agent, to the terms and conditions of this Agreement.

15. Counterparts. This Agreement, and any amendments hereto, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties agree that signatures transmitted by electronic scan and email (including by way of DocuSign or other similar electronic signature exchange software or service) shall have the legal effect of original signatures. At the request of either party, the parties shall promptly exchange executed original counterparts of this Agreement or any amendment hereto.

The parties hereto have executed this Punchlist and Construction Escrow Agreement as of the date and year first written above.

[EXECUTION ON FOLLOWING PAGE]

SIGNATURE PAGE TO
PUNCHLIST AND CONSTRUCTION ESCROW AGREEMENT

Seller:	SCANNELL PROPERTIES #502, LLC By: DO NOT SIGN – EXHIBIT ONLY Printed: ___________________________ Title: _____________________________
Purchaser:	CRYO-CELL INTERNATIONAL, INC. By: DO NOT SIGN – EXHIBIT ONLY Printed: ___________________________ Title: _____________________________
Escrow Agent:	FIRST AMERICAN TITLE INSURANCE COMPANY By: DO NOT SIGN – EXHIBIT ONLY Printed: ___________________________ Title: _____________________________

Exhibit I
Form of General Contractor’s Warranty

GENERAL CONTRACTOR WARRANTY FORM

PROJECT:	**RCC Building 5 – Project # 21-2629**
LOCATION:	**865 S Brigg Ave** **Durham, NC 27703**
OWNER:	**Scannell Properties #502, LLC** **8801 River Crossing Blvd., Suite 300** **Indianapolis, IN 46240**
GENERAL CONTRACTOR:	**Evans General Contractors** **3050 Northwinds Parkway, Suite 200** **Alpharetta, Georgia 30009**

Evans General Contractors, General Contractor for the project, facility located at , hereby warrants that labor and materials furnished and work performed at the above-referenced project are in accordance with the Contract Documents and authorized modifications thereto, and will be free from defects due to defective materials or workmanship for a period of **one (1) year,** from date of Substantial Completion. This warranty commences on **_____, 2022** (Date of Substantial Completion) and expires on **_____, 2023** (Expiration Date). Should any defect develop during the warranty period due to improper materials, workmanship or arrangement, the same, including adjacent work displaced, shall be made good by the undersigned at no expense to the Owner.

The Owner will give General Contractor **written notice** of defective work. Should General Contractor fail to correct defective work within 30 days (assuming materials associated are available) after receiving written notice, the Owner may, at his option, correct defects and charge General Contractor costs for such correction. General Contractor agrees to pay such charges upon demand.

Nothing in the above shall be deemed to apply to work which has been abused or neglected by the Owner. This warranty is assignable to any subsequent Owner of the Project; however, such assignment shall not extend the Expiration Date.

For:

EVANS GENERAL CONTRACTORS

BY: ________________________

TITLE: Project Manager

DATE: ________, 2022

ATLANTA 678.713.7616 | CHARLESTON 843.779.5977 | CHARLOTTE 704.897.1097 | GREENVILLE 864.849.0094 | RALEIGH 704.433.8330 | SAVANNAH 912.629.0222 | FRIEDRICHSHAFEN +49 1636352246